Exhibit 23.1

Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-XXXXXX) pertaining to the 1999 Incentive and Reward Plan as Amended and Stock Options Granted to Persons Listed on Annex A Pursuant to Warrants of Aphton Corporation of our report dated March 26, 2003, with respect to the financial statements of Aphton Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Fort Lauderdale, Florida

July 1, 2003